EXHIBIT 99.1

Applied Industrial Technologies Reports
Record Annual Results for 2008

CLEVELAND, Ohio, August 8, 2008 – Applied Industrial Technologies (NYSE: AIT) today reported sales and earnings for its fourth quarter and fiscal 2008 year ended June 30. Fiscal 2008 sales increased 3.7% to a record $2,089,456,000 from $2,014,109,000 in fiscal 2007. Net income for the year also established a new high as it rose 11% to $95,456,000 versus $86,022,000 in the previous year. Earnings per share increased 13.5% to $2.19 compared with $1.93 last year.

Net sales for the fourth quarter increased slightly to $529,745,000 from $528,025,000 in the comparable period a year ago. Net income for the quarter was $24,437,000 compared with $24,640,000 last year. The prior year quarter benefited from nonrecurring year end adjustments for self-insurance reserves. Fiscal 2008 fourth quarter earnings per share were $0.57 compared with $0.56 last year.

Commenting on results, Applied Chairman & Chief Executive Officer David L. Pugh said, “We are pleased with our fiscal 2008 performance having hit our sixth consecutive year of record sales and earnings. Our active management of inventory and other assets, productivity improvements, and implementation of cost controls have again yielded strong financial results.

“While our financial performance was strong, we definitely saw the effect of a slowing economy during the second half of our fiscal year with only half of our top thirty industries showing positive growth. Our sales to the forest products industry and the transportation industry, historically strong markets for us, were especially soft.

“Our operating margin continued to show strength, as we achieved 7.3% for both our fourth quarter and our full year. We also enjoyed significant cash flow, ending the year with $101,830,000 in cash, giving us a strong balance sheet with which to continue to pursue strategic growth opportunities. In the second half of our fiscal year, we strengthened our presence in Mexico with the acquisitions of VYCMEX and Suministros Industriales Enol. While these acquisitions had little impact on our 2008 sales and earnings, they will provide a nice boost going forward. Additionally, we recently reached an agreement to acquire Fluid Power Resource (FPR) and seven of its fluid power distribution businesses in the United States.

“Looking ahead to fiscal 2009, we expect certain segments of the economy to remain soft. We believe we will achieve earnings of $2.20 to $2.40 per share on sales of $2.13 to $2.24 billion. This guidance does not include any amounts from the pending acquisition of FPR.”

During 2008, the Company purchased 1,144,900 shares of the Company’s common stock on the open market for approximately $33,224,000. No shares were purchased during the fourth quarter. At June 30, 2008, the Company had remaining authorization to purchase 1,065,000 additional shares.

Applied will host its fourth quarter conference call for investors and analysts at 3 p.m. today. To join in the call, dial 1-888-581-9259, passcode 54843171. The call will be conducted by Chairman & CEO David L. Pugh, President & COO Benjamin J. Mondics, and CFO Mark O. Eisele. The call will also be webcast and can be accessed live online at http://www.applied.com and will be archived there for 14 days. A replay of the teleconference will be available for two weeks at 1-800-642-1687 (passcode 54843171).

Applied will hold its Annual Meeting of Shareholders on Tuesday, October 21, 2008, 10 a.m. ET, at its Corporate Headquarters, 1 Applied Plaza (E. 36th & Euclid Avenue), Cleveland, Ohio. August 22, 2008, is the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting.

With 459 facilities and 4,800 employee-associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 3 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2008, Applied posted sales of $2.1 billion. Applied can be visited on the Internet at http://www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “looking ahead,” “expect,” “will,” “guidance” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.

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For investor relations information, contact Mark O. Eisele, Vice President – Chief Financial Officer, at 216-426-4417.   For corporate information, contact Richard C. Shaw, Vice President – Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net Sales	$529,745	$528,025	$2,089,456	$2,014,109
Cost of sales	386,509	385,830	1,520,173	1,466,057

	143,236	142,195	569,283	548,052
Selling, distribution and administrative, including depreciation	104,581	103,595	416,459	413,041

Operating Income	38,655	38,600	152,824	135,011
Interest expense, net	366	354	882	2,360
Other (income) expense, net	(326)	(82)	227	(1,179)

Income Before Income Taxes	38,615	38,328	151,715	133,830
Income Tax Expense	14,178	13,688	56,259	47,808

Net Income	$24,437	$24,640	$95,456	$86,022

Net Income Per Share — Basic	$0.58	$0.57	$2.23	$1.97

Net Income Per Share — Diluted	$0.57	$0.56	$2.19	$1.93

Average Shares Outstanding — Basic	42,297	43,089	42,797	43,630

Average Shares Outstanding — Diluted	42,967	43,935	43,552	44,495

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)	Cost of sales for interim financial statements are computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based on periodic physical inventory and the effect of year end inventory quantities on LIFO costs. Reductions in year end inventories during the fiscal years ended June 30, 2008 resulted in liquidations of LIFO inventory quantities carried at lower costs prevailing in prior years. The effect of these liquidations for the year ended June 30, 2008 increased gross profit by $626, net income by $383 and diluted net income per share by $0.01. There were no LIFO layer liquidations for fiscal 2007.

(2)	On July 14, 2008, Applied Industrial Technologies, Inc., entered into an agreement to acquire certain assets of Fluid Power Resource, LLC, including seven fluid power businesses for cash consideration of $169.0 million. The Company intends to fund the acquisition by drawing down its existing revolving credit facility and from its available cash. These businesses employ 455 people and for the year ended December 31, 2007 had sales of approximately $244.0 million. Results of operations acquired will be included in the Company’s results of operations from the date of closing.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2008	June 30, 2007
Assets
Cash and cash equivalents	$101,830	$119,665
Accounts receivable, less allowances of $6,119 and $6,134	245,119	248,698
Inventories	210,723	199,886
Other current assets	48,525	32,284

Total current assets	606,197	600,533
Property — net	64,997	67,788
Goodwill	64,685	57,550
Other assets	62,892	51,498

Total Assets	$798,771	$777,369

Liabilities
Accounts payable	$109,822	$97,166
Long-term debt payable within one year		50,395
Other accrued liabilities	87,189	87,449

Total current liabilities	197,011	235,010
Long-term debt	25,000	25,000
Other liabilities	74,685	66,376

Total Liabilities	296,696	326,386

Shareholders’ Equity	502,075	450,983

Total Liabilities and Shareholders’ Equity	$798,771	$777,369

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Amounts in thousands)

	Year Ended June 30,
	2008	2007
Cash Flows from Operating Activities
Net income	$95,456	$86,022
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,776	13,489
Share-based compensation	3,376	2,927
Amortization of intangibles	1,663	1,045
Gain on sale of property	(1,214)	(334)
Changes in assets and liabilities, net of acquisitions	1,043	(28,392)
Other, net	(2,797)	(3,832)

Net Cash provided by Operating Activities	110,303	70,925

Cash Flows from Investing Activities
Property purchases	(8,410)	(11,192)
Proceeds from property sales	1,372	1,275
Net cash paid for acquisition of businesses	(22,105)
Other	2,304	(302)

Net Cash used in Investing Activities	(26,839)	(10,219)

Cash Flows from Financing Activities
Long-term debt repayment	(50,000)
Purchase of treasury shares	(33,224)	(33,988)
Dividends paid	(25,728)	(20,970)
Excess tax benefits from share-based compensation	3,761	3,885
Exercise of stock options	1,664	2,663

Net Cash used in Financing Activities	(103,527)	(48,410)

Effect of Exchange Rate Changes on Cash	2,228	941

(Decrease) increase in cash and cash equivalents	(17,835)	13,237
Cash and cash equivalents at beginning of period	119,665	106,428

Cash and Cash Equivalents at End of Period	$101,830	$119,665